Exhibit 99.1

FOR IMMEDIATE RELEASE

Primus Guaranty Director Goldie-Morrison To Resign from Board

HAMILTON, Bermuda, August 14, 2007 – Primus Guaranty, Ltd. (“Primus Guaranty”) (NYSE:PRS) today announced that Duncan E. Goldie-Morrison will resign from the company’s board of directors effective August 31, 2007. Mr. Goldie-Morrison was recently appointed chief executive officer of Calyon Americas, one of Primus’s counterparties. Due to the two companies’ business relationship, and the substantial time commitment required in his new position, Mr. Goldie-Morrison and the Company believed it appropriate for him to resign from the Primus Guaranty board.

“The board and management of Primus join me in thanking Duncan for his contributions as a director,” said Thomas Jasper, chief executive officer, Primus Guaranty. “He joined the board shortly after our initial public offering in 2004 and we have benefited in many ways from his considerable financial markets and management experience. We wish him well in his new position.”

Mr. Goldie-Morrison commented, “Primus financial strength, operating flexibility and strong management team position it for continued success in the credit markets. It has been my pleasure to serve as a director of the company for the past three years.”

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages a relative value credit fund as well as private investment vehicles, including two collateralized loan obligations and three synthetic collateralized debt obligations for third parties.

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